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                                                                    Exhibit 99.2

             SANDISK AND SONY EXPAND THE SCOPE OF THEIR MEMORY STICK
                 COOPERATION WITH A NEW CROSS LICENSE AGREEMENT

          AGREEMENT STRENGTHENS RELATIONSHIP BETWEEN THE TWO COMPANIES:
              SANDISK AND SONY TO FURTHER EXPAND MEMORY STICK WORLD

      SUNNYVALE, CA, JUNE 16, 2003/TOKYO JAPAN, JUNE 17, 2003 - SanDisk Corporation (NASDAQ: SNDK) and Sony Corporation (NYSE: SNE) today announced that the two companies have signed a cross licensing agreement.

      This agreement enhances the close relationship that SanDisk and Sony have built over the last two years since their initial September 2001 collaboration agreement to offer Memory Stick media. The initial agreement was followed by a January 2003 announcement highlighting joint SanDisk and Sony development of Memory Stick PRO((TM)) media designed to realize new levels of performance, such as real-time recording of high-resolution moving images.

      SanDisk holds a right to manufacture Memory Stick PRO media, based on the January 2003 announcement. The cross licensing agreement enhances the relationship and expands the cooperation between SanDisk and Sony to cover various Memory Stick products. This agreement will allow SanDisk to manufacture and sell Memory Stick that include Memory Stick((TM)), Memory Stick Duo((TM)), Memory Stick((TM)) with Memory Select Function and Memory Stick((TM)) I/O cards under the SanDisk brand. SanDisk will begin to manufacture Memory Stick media under the new cross licensing agreement in the second quarter of 2003.

      Based on the agreement, SanDisk and Sony will further promote Memory Stick throughout the industry respectively. The Memory Stick format will gain additional support to pursue its position as an industry standard and provide users with a wider choice of media and compatible products.

      Eli Harari, SanDisk president and CEO, said, "We value our close relationship with Sony and the enhanced scope of cooperation that this announcement signifies. The manufacturing license is important to SanDisk's customers because it will allow us to supply Memory Stick, Memory Stick PRO and Duo products to both our retail and our OEM customers. Sony and SanDisk share a common vision for exciting new digital audio, imaging and video applications as well as the latest mobile phones and other multimedia-rich devices that require Memory Stick media."

      Teruaki Aoki, Corporate Executive Vice President of Sony Corporation, said, "This announcement signifies the broadening and natural progression of the relationship between SanDisk and Sony. We are very pleased to have SanDisk manufacture Memory Stick products to help further expansion of Memory Stick's connected world among a variety of compatible products and meet growing market demand. SanDisk's flash card expertise and high quality manufacturing will help enhance the strong position of Memory Stick as a global standard for digital recording media."
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      Memory Stick products enjoy a share in excess of 25% of the total market for removable flash storage cards*. SanDisk has been selling SanDisk-branded Memory Stick products since 2001 and is a co-developer with Sony of Memory Stick PRO.

      Since its market introduction in September 1998, Memory Stick has evolved from storage media for still images and computer data into broad networking media for recording diverse content, including copyrighted material, and sharing it among the widest possible variety of products. To meet growing consumer needs, Memory Stick has been adopted in more than 600 models and across more than 60 product categories. Worldwide cumulative shipments of Memory Stick media reached 39 million units, and shipments of Memory Stick compliant products reached 40 million units as of April 2003.

      SanDisk Corporation, the world's largest supplier of flash data storage card products, designs, manufactures and markets industry-standard, solid-state data, digital imaging and audio storage products using its patented, high density flash memory and controller technology. SanDisk is based in Sunnyvale, CA.

      Sony Corporation is a leading manufacturer of audio, video, game, communications, key device and information technology products for the consumer and professional markets. With its music, pictures, computer entertainment and on-line businesses, Sony is uniquely positioned to be the leading personal broadband entertainment company in the world. Sony recorded consolidated annual sales of approximately $62 billion for the fiscal year ended March 31, 2003.

      *Source: International Data Corporation, 2003

      The matters discussed in this news release contain forward looking statements that are subject to certain risks and uncertainties as described under the caption, "Factors That May Affect Future Results" in the company's annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. The companies assume no obligation to update the information in this release.

All trade names are either registered trademarks or trademarks of their respective holders.

For more information or images on SanDisk and its products, contact: www.sandisk.com.

Sony Global Web Site: http://www.sony.net/

Memory Stick official web site: http://www.memorystick.com

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